EXECUTION VERSION
March 10, 2008
To the persons listed on Schedule 1 attached hereto (the “Rollover Shareholders”):
     WHEREAS, each of the undersigned shareholders (each referred to herein as a “CSI Shareholder” and collectively referred to herein as the “CSI Shareholders”) of Cogdell Spencer Inc. (“CSI”) owns, or has the power to direct the voting of, the number of Shares (as defined below) set forth opposite such CSI Shareholder’s name on Schedule 2 attached hereto;
     WHEREAS, CSI, Cogdell Spencer LP, Goldenboy Acquisition Corp., MEA Holdings, Inc. (the “Holding Company”), Marshall Erdman & Associates, Inc., Marshall Erdman Development, LLC, and the persons collectively referred to as the Seller Representative, have entered into the Agreement and Plan of Merger, dated as of January 23, 2008 (the “Merger Agreement”) in connection with the proposed merger of Goldenboy Acquisition Corp. with and into the Holding Company (the “Merger”);
     WHEREAS, pursuant to Section 3.2(k)(ix) of the Merger Agreement, the Rollover Shareholders will enter into Contribution Agreements (as defined therein), which will provide, among other things, that in the event that Alternative Units, as defined therein, are issued, CSI shall make reasonable efforts to obtain the Parent Stockholder Approval, as defined therein; and
     WHEREAS, concurrently with the execution of the Contribution Agreements, the undersigned shall deliver to the Rollover Shareholders this letter agreement (the “Agreement”) pursuant to which each CSI Shareholder has agreed to vote the Shares owned by such CSI Shareholder in favor of the Parent Stockholder Approval.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the CSI Shareholders hereby agree as follows:
     1. Voting Agreement. In the event that Alternative Units are issued pursuant to the Contribution Agreements, each CSI Shareholder, by this Agreement hereby agrees to vote (or cause to be voted), at any meeting of the shareholders of CSI or in any action taken by the shareholders of CSI without a meeting, all of such CSI Shareholder’s Shares in favor of the approval and adoption of the Parent Stockholder Approval. For purposes of this Agreement, “Shares” shall mean, for each CSI Shareholder, all shares of capital stock of CSI that such CSI Shareholder beneficially owns at the date of this Agreement, together with the shares of capital stock of which the CSI Shareholder becomes the beneficial owner following the date of this Agreement, less any shares of capital stock of CSI subsequently disposed of after the date of this Agreement.
     2. Termination. This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (a) the date that the Parent Stockholder Approval is validly obtained,

(b) with respect to a particular CSI Shareholder, the date on which such CSI Shareholder no longer owns Shares, (c) June 30, 2010, and (d) such other date as agreed in writing between the CSI Shareholders and the Seller Representative.
     3. Assignment. This Agreement and the rights hereunder are not assignable or transferable by any party without the prior written consent of the other parties; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
     4. Consummation of the Parent Stockholder Approval. Each CSI Shareholder, solely in his capacity as a shareholder of CSI, shall use such CSI Shareholder’s reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Parent Stockholder Approval and the other transactions contemplated by the Contribution Agreements.
     5. Shareholders’ Representations. Each CSI Shareholder hereby severally and not jointly represents and warrants to the Rollover Shareholders in respect of such CSI Shareholder as follows:
          (a) Such CSI Shareholder (i) is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the number of shares of capital stock set forth opposite such CSI Shareholder’s name on Schedule 2 to this Agreement free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such Shares (“Lien”), (ii) does not own, of record or beneficially, any shares of capital stock of CSI other than the CSI Shareholder’s Shares set forth opposite such CSI Shareholder’s name on Schedule 2 to this Agreement, (iii) has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the CSI Shareholder’s Shares held by such CSI Shareholder with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement, (iv) has all requisite legal power, authority and right to enter into, execute and deliver this Agreement, and to consummate the transactions contemplated hereby, without the consent or approval of any other person, and (v) has not entered into any voting agreement or other similar agreement with or granted any person any proxy (revocable or irrevocable) in respect of the CSI Shareholder’s Shares (other than this Agreement and the Voting Agreement, dated as of January 23, 2008 by and among the CSI Shareholders, Baird Capital Partners III Limited Partnership, BCP III Affiliates Fund Limited Partnership, BCP III Special Affiliates Limited Partnership and Lubar Capital, LLC).
          (b) Such CSI Shareholder has duly executed and delivered this Agreement, and this Agreement is the legal, valid and binding obligation of such CSI Shareholder, enforceable against such CSI Shareholder in accordance with its terms subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or in an action at law). The execution and delivery by such CSI Shareholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of such CSI Shareholder under, any provision of any contract to which such CSI Shareholder is a party or by which any properties or assets of such CSI Shareholder are bound.
     6. Equitable Relief. The CSI Shareholders agree that the Rollover Shareholders would be irreparably harmed by any breach of this Agreement on the part of any CSI Shareholder and that the Rollover Shareholders shall be entitled to specific performance and injunctive and other equitable relief in respect of any breach (including any threatened or anticipated breach) of this Agreement and to enforce the provisions hereof, and the CSI Shareholders further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.
     7. Further Assurances. Each CSI Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Seller Representative, on behalf of the Rollover Shareholders, may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
     8. Capacity; No Effect. Each CSI Shareholder is entering into this Agreement solely in his capacity as a shareholder of CSI, and no covenant contained herein shall apply to any CSI Shareholder in his capacity as a director, officer or employee of CSI or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, any CSI Shareholder from fulfilling his obligations under applicable law, including without limitation his fiduciary duties, in his capacity as a director, officer or employee with respect to CSI and nothing herein will limit or affect, or give rise to any liability to a CSI Shareholder by virtue of any actions taken by such CSI Shareholder in his capacity as a director, officer or employee of CSI. Nothing contained in this Agreement shall affect the terms and conditions of the Contribution Agreements.
     9. No Additional Rights Granted. Nothing contained in this Agreement shall be deemed to vest in the Rollover Shareholders any direct or indirect ownership or incidence of ownership of or with respect to any of the capital stock of CSI. All rights, ownership and economic benefits of and relating to the capital stock of CSI shall remain and belong to the applicable CSI Shareholder, and the Rollover Shareholders shall have no power or authority to direct any CSI Shareholder in the voting of any of the capital stock of CSI or the performance by any CSI Shareholder of his duties or responsibilities as a shareholder of CSI, except as otherwise provided herein.

     10. Enforcement by Rollover Shareholders. The Rollover Shareholders are intended to be third party beneficiaries with respect to the CSI Shareholders’ performance of their duties under this Agreement and the undertakings and covenants contained in this Agreement, and the Rollover Shareholders, enjoying the benefits thereof, may enforce this Agreement directly against the CSI Shareholders.
     11. Binding Effect. This Agreement is binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.
     12. Severability. The parties agree that if any provision of this Agreement under any circumstances is deemed invalid or inoperative, then this Agreement is construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties are construed and enforced accordingly.
     13. Governing Law. This Agreement is governed by and construed and enforced in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of law.
     14. Counterparts. This Agreement may be executed in one or more counterparts, all of which are considered but one and the same agreement, and become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. A facsimile signature of this Agreement is effective as an original.
(Signatures appear on the following page.)

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CSI SHAREHOLDERS:

James W. Cogdell

Frank C. Spencer
Acknowledged and agreed to as of the ___ day of , 2008 on behalf of the Rollover Shareholders by the undersigned in their collective capacity as the Seller Representative under the Merger Agreement:

David Pelisek

David Lubar

Scott Ransom

Schedule 1
Rollover Shareholders
David R. Anderson
Edward D. Anderson
Charles H. Auerbach
Baird Capital Partners III Limited Partnership
BCP III Affiliates Fund Limited Partnership
BCP III Special Affiliates Fund Limited Partnership
Alan D. Beckner
James Brownsmith
Paul R. Clark
Timothy Erdman
Douglas A. Furry
Allen E. Hadden
Brian L. Happ
Kurtis M. Helin
Roger L. Herritz
John L. Hetland
Julia A. Houck
Thomas Jeffries
Patricia LaForge
James A. Lawrimore
Ralph W. Lomma
Lubar Capital, LLC
Stephen J. Mason
David R. Miller
Kenneth N. Missler
Jeffrey L. Nicholas
William L. Peel, Jr.
Steven C. Peterson
Thomas G. Platz
Jennifer L. Pliskie
Scott A. Ransom
Gregg F. Redfern
Scott R. Saunders
Clark J. Solowicz
John R. Stone
Mark A. Trotter
Laura M. Wallenfang
Ronald J. Wanke
Steven L. Wolters
Eli E. Woyke

Schedule 2
CSI Shareholders; Shares
James Cogdell — 2,246,5011
Frank Spencer — 388,8342

[1]	As of the date of this Agreement per filings with the Securities and Exchange Commission.

[2]	As of the date of this Agreement per filings with the Securities and Exchange Commission.